As filed with the Securities and Exchange Commission on August 18, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PNM Resources, Inc.

(Exact name of registrant as specified in its charter)

New Mexico	85-0468296
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Alvarado Square

Albuquerque, New Mexico 87158

(505) 241-2700

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Patrick T. Ortiz, Esq.

Senior Vice President & General Counsel

PNM Resources, Inc.

414 Silver Street SW

Albuquerque, New Mexico 87102

Telephone: (505) 241-2896

Fax: (505) 241-2368

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charles L. Moore, Esq. Associate General Counsel PNM Resources, Inc. Alvarado Square Albuquerque, New Mexico 87158 Tel. 505-241-4935 Fax. 505-241-0754	Jill M. Webb, Esq. Troutman Sanders LLP 1001 Haxall Point Richmond, Virginia 23219 Tel. 804-697-1200 Fax. 804-698-5198

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	(1)	(1)	(1)	(1)

(1)	An indeterminate aggregate initial offering price and an unspecified amount of securities of each identified class of securities is being registered as may, from time to time, be offered at indeterminate prices. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee.

Prospectus

Common Stock

We intend to offer from time to time, at prices and on terms to be determined at or prior to the time of sale, shares of our common stock, no par value. We will specify the number of shares of common stock being offered and the underwriters for the offering, together with the terms and conditions for such offer, the public offering price, the underwriting discounts and commissions and our net proceeds from the sale thereof, in supplements to this prospectus. You should read both the prospectus and the applicable prospectus supplement carefully before you invest.

Our common stock is quoted on the New York Stock Exchange under the symbol “PNM.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 18, 2006.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. This prospectus provides you with a general description of our common stock. Each time we sell shares of common stock, we will describe in a supplement to this prospectus the specific terms of that offering. The applicable prospectus supplement may also add, update or change information in this prospectus. Please carefully read both this prospectus and the applicable prospectus supplement, together with additional information referred to in “Where You Can Find More Information,” before investing in the common stock.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus and any accompanying prospectus supplement to “PNMR,” “PNM Resources,” “we,” “our” and “us” refer to PNM Resources, Inc. and its subsidiaries.

We are not offering the common stock in any state where the offer is not permitted.

You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each of those documents.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. You may read and copy documents we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

Our Internet address is www.pnmresources.com. The contents of the website are not a part of this Registration Statement. Our filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are accessible free of charge at http://www.pnmresources.com as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. These reports are also available upon request in print from us free of charge.

We are “incorporating by reference” in this prospectus information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in this prospectus or the information we file subsequently with the SEC that is incorporated by reference in this prospectus or a prospectus supplement. We are incorporating by reference the following documents that we have filed with the SEC, other than any information in these documents that is deemed not to be “filed” with the SEC:

•	Our Annual Report on Form 10-K/A (Amendment No. 2) for the fiscal year ended December 31, 2005 as filed on August 8, 2006;

•	Our Definitive Proxy Statement on Schedule 14A as filed on April 7, 2006;

•	Our Quarterly Report on Form 10-Q/A (Amendment No. 1) for the quarter ended March 31, 2006 as filed on August 8, 2006;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 as filed on August 9, 2006;

•	Our Current Reports on Form 8-K as filed on January 20, February 17, March 31, April 21, May 26, July 21 and August 17, 2006; and

•	The description of our common stock contained in our Current Report on Form 8-K filed on December 31, 2001 and any amendment or report filed for the purpose of updating such description, including our Current Report on Form 8-K as filed on August 17, 2006.

We also incorporate by reference into this prospectus any filings we make with the SEC (excluding information furnished under Items 2.02 or 7.01 of Current Reports on Form 8-K) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the initial filing of the registration statement that contains this prospectus and before termination of this offering.

You may obtain without charge a copy of any of the documents we incorporate by reference, except for exhibits to such documents which are not specifically incorporated by reference into such documents, by contacting us at PNM Resources, Inc., Alvarado Square, Albuquerque, New Mexico, 87158, Attention: Investor Relations. You may also telephone your request at (505) 241-2477.

PNM RESOURCES, INC.

We are an investor-owned holding company of energy and energy-related businesses. We were incorporated in the State of New Mexico on March 3, 2000. Our primary subsidiaries are Public Service Company of New Mexico (“PNM”), Texas-New Mexico Power Company (“TNMP”), First Choice Power, L.P. (“First Choice”) and Altura Power L.P. (“Altura”). We intend to develop both our retail and wholesale business by expanding our current operations and by acquiring additional value-enhancing assets.

PNM is an integrated public utility primarily engaged in the generation, transmission, distribution, and sale of electricity within the State of New Mexico; the transmission, distribution and sale of natural gas within the State of New Mexico; and the sale and marketing of electricity in the Western United States. With our June 2005 acquisition of TNP Enterprises (“TNP”), PNM Resources acquired the operations of both of TNP’s wholly owned subsidiaries, TNMP and First Choice. TNMP is a regulated public utility operating in both Texas and New Mexico. In Texas, TNMP provides regulated transmission and distribution services. In New Mexico, TNMP provides integrated electric services that include the transmission, distribution, purchase and sale of electricity. First Choice is a competitive retail electric provider (“REP”) in the State of Texas.

We serve a number of growing communities, including Albuquerque, Santa Fe, and Alamogordo in New Mexico, as well as suburban areas around Dallas-Fort Worth, Houston, and Galveston in Texas. Our regulated operations include the utility operations of PNM and TNMP, while our unregulated operations include wholesale operations, as well as First Choice. As of December 31, 2005, PNM Resources had 3,382 employees and 2,393 megawatts of generation from property it owns or leases and power purchased through various long-term power purchase agreements.

On June 6, 2005, we completed our acquisition of all the outstanding common shares of TNP. TNP was a privately owned holding company for TNMP and First Choice. As of December 31, 2005, TNMP provided electric service to approximately 260,000 customers in Texas and New Mexico. Its affiliate, First Choice, is a retail electric provider that had approximately 210,000 customers in Texas as of December 31, 2005. The customers reported above for TNMP Electric and First Choice include approximately 150,000 of TNMP’s customers who have chosen First Choice as their REP. For more detailed information concerning the TNP acquisition, you should also read “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and the Notes to Consolidated Financial Statements contained in certain of the documents incorporated by reference in this prospectus.

On April 18, 2006, our indirect subsidiary Altura, completed the acquisition of the Twin Oaks business (“Twin Oaks”), which included a 305-megawatt coal fired Twin Oaks power plant facility (“Twin Oaks Power Plant”) located 150 miles south of Dallas, Texas.

Regulated Operations

Public Service Company of New Mexico

PNM operates primarily through its two utility segments: PNM Electric and PNM Gas. PNM Electric consists of the distribution and generation of electricity for retail electric customers in New Mexico. It provides retail electric service to a large area of north central New Mexico, including the cities of Albuquerque and Santa Fe, and certain other areas of New Mexico. Customer rates for retail electric service are set by the New Mexico Public Regulation Commission and PNM Electric expects to file a new rate case in 2007. In 2005, PNM Electric had revenues of $574.0 million. The largest retail electric customer served by PNM accounted for approximately 8.3% of its total retail electric revenues for the year ended December 31, 2005. The Albuquerque metropolitan area accounted for approximately 53% of PNM’s 2005 total electric utility operating revenues, and no other franchise area represented more than approximately 10%.

As of December 31, 2005, PNM owned or leased 2,897 circuit miles of electric transmission lines, interconnected with other utilities in New Mexico, east and south into Texas, west into Arizona, and north into

Colorado and Utah. Due to rapid load growth in our service territory in recent years and the lack of transmission development, most of the capacity on this transmission system is fully committed and there is very little or no additional access available on a firm commitment basis. These factors result in physical constraints on the system and limit the ability to deliver power into PNM’s service area from outside of New Mexico.

PNM Gas distributes natural gas to most of the major communities in New Mexico, including Albuquerque and Santa Fe. In 2005, PNM Gas had revenues of $511.4 million. The Albuquerque metropolitan area accounted for approximately 50% of the total PNM Gas revenues in 2005. No single sales service customer accounted for more than 0.9% of PNM’s gas sales in 2005. On May 30, 2006, PNM Gas filed a petition with the New Mexico Public Regulation Commission requesting $20.7 million in increased base and miscellaneous gas service rates and a return on equity of 11% to be implemented with the first billing cycle of April 2007.

Texas-New Mexico Power Company

TNMP provides transmission and distribution services to retail electric providers in two electricity markets: Texas and New Mexico. In Texas, TNMP provides regulated transmission and distribution services. In New Mexico, TNMP provides integrated electricity services: purchasing, transmitting, distributing, and selling electricity to its New Mexico customers. TNMP provides service, either directly or through retail electric providers, to approximately 260,000 customers in Texas and New Mexico. TNMP serves a market niche of small to medium-sized communities: only three of the 84 communities in TNMP’s service territory have populations exceeding 50,000. TNMP’s New Mexico operations lie entirely within the Western Electricity Coordinating Council Region and its service territory includes areas in southwest and south central New Mexico. TNMP owns no generation assets. Its New Mexico generation needs are met through a contract with PNM, which expires in December 2006.

As of December 31, 2005, 30 retail electric providers served customers that receive transmission and distribution services from TNMP. First Choice was TNMP’s largest customer and accounted for approximately 56% of the retail electric revenues for the year ended December 31, 2005. TNMP also holds long-term, non-exclusive franchise agreements for its electric transmission and distribution services, with varying expiration dates. These agreements accounted for approximately 7% of TNMP’s 2005 total electric utility operating revenues. TNMP intends to negotiate and execute new or amended franchise agreements with municipalities as they expire.

Rate regulation in Texas and New Mexico is premised on the full recovery of prudently incurred costs and a reasonable rate of return on equity. Allowed return on equity is set at 11.25% and 10.00% in Texas and New Mexico, respectively. TNMP’s capital expenditure requirements for maintenance and expansion of the transmission and distribution network are highly predictable and consistent. Management believes that current facilities have sufficient capacity to adequately serve existing customers and only limited additional capital commitments are needed to serve customer growth for the foreseeable future.

Unregulated Operations

Wholesale Operations

The wholesale business consists of the generation and sale of electricity into the wholesale market based on two product lines that include long-term contracts and short-term sales. The source of these sales is supply created by selling the unused capacity of jurisdictional assets as well as the capacity of our wholesale plants excluded from retail rates. Both regulated and unregulated generation is jointly dispatched in order to improve reliability, provide the most economic power to retail customers and maximize profits on any wholesale transactions. Long-term contracts include sales to firm requirements and other wholesale customers with multi-year arrangements. As of December 31, 2005, these contracts ranged from 1 to 14.5 year terms with an average term of 5.3 years. Short-term sales include transactions entered into for less than one year. They include forward market opportunities, which do not qualify as normal sale and purchase transactions as defined by applicable accounting rules, and thus are generally marked to market. Short-term sales generally include spot market, hour ahead, day ahead, and week ahead contracts with terms of 30 days or less. Also included in short-term sales are sales of any excess generation not required to fulfill PNM’s retail load and contractual commitments. Short-term sales also cover the revenue credit to retail customers as specified in a regulatory order. Results of the operations of the Twin Oaks power plant facility are included in wholesale operations subsequent to the April 18, 2006 acquisition date.

Luna

In April 2006, construction of Luna, a combined-cycle power plant near Deming, New Mexico, was completed and the plant became operational. PNM owns one-third of the plant and managed the construction project. Luna will operate as a PNM merchant facility and PNM’s 190-megawatt share of its power will be sold to wholesale electric customers in the Southwest.

Twin Oaks

The acquisition of Twin Oaks, which included Twin Oaks Power Plant, was completed in April 2006. The entire 305-megawatt output of Twin Oaks Power Plant is sold under an existing contract through September 2007. When that contract expires, it will be replaced with another existing contract for 75 percent of the plant’s capacity through 2010. The Twin Oaks purchase agreement also includes the development rights for a possible 600-megawatt expansion of Twin Oaks Power Plant. The necessary permits for the expansion are expected in 2007. PNMR has not made a decision regarding the Twin Oaks Power Plant expansion, but it is considering a variety of options, including self development or sale to a third party.

First Choice Power

First Choice is an REP in the State of Texas. Organized in 2000 to act as TNMP’s affiliated REP, First Choice had approximately 210,000 Texas customers at the end of 2005. Of these, First Choice has approximately 150,000 price-to-beat (“PTB”) customers and 60,000 competitive customers. PTB customers are former customers of TNMP that have chosen to remain with First Choice, while competitive customers are those that First Choice has actively acquired from other REPs following deregulation of the Texas market. First Choice is one of 71REPs competing for small non-residential customers and one of 52 REPs competing for large non-residential customers and aggregated cities within the Electric Reliability Council of Texas (“ERCOT”) region, including Dallas-Fort Worth, Houston, Corpus Christi and McAllen-Harlingen. Aggregated cities are groups of cities, which have aggregated their loads in order to sign a single contract with an REP so as to secure power at better prices than each would be able to obtain on its own. First Choice sources its power from one primary contract: a fixed heat rate contract with Constellation Power Source, Inc. (“Constellation”), a subsidiary of Constellation Energy Group, that serves all projected energy requirements through the end of 2006.

In 2003, First Choice and Constellation executed a power supply agreement that resulted in Constellation being the primary supplier of power for First Choice’s customers through the end of 2006. Following the expiration of First Choice’s power supply agreement with Constellation at the end of 2006, we will seek lower-cost, more competitive electricity sources. Additionally, we will be able to use the uncontracted portion of Twin Oaks’ output to meet First Choice’s electricity needs. First Choice regularly revises its load forecast due to growing customer additions and changes in customer usage in a deregulated Texas market. The acquisition of Twin Oaks represents the latest step in implementing our strategy of expanding our merchant generation fleet to serve a growing wholesale market in the Southwest and ERCOT.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements made in this prospectus and other documents that we file with the SEC that relate to future events or our expectations, projections, estimates, intentions, goals, targets and strategies, are made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements often can be identified by the words “believe”, “expect”, “anticipate”, “estimate” or similar expressions. Readers are cautioned that all forward-looking statements are based upon current expectations and estimates and we assume no obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Since actual results may differ materially from those expressed or implied by these forward-looking statements, we caution readers not to place undue reliance on these statements. Our business, financial condition, cash flow and operating results are influenced by many factors, which are often beyond our control, that can cause actual results to differ from those expressed or implied by the forward-looking statements. These factors include:

•	The potential unavailability of cash from PNMR’s subsidiaries due to regulatory, statutory and contractual restrictions,

•	The outcome of any appeals of the PUCT order in the stranded cost true-up proceeding,

•	The ability of First Choice to attract and retain customers,

•	Changes in ERCOT protocols,

•	Changes in the cost of power acquired by First Choice,

•	Collections experience,

•	Insurance coverage available for claims made in litigation,

•	Fluctuations in interest rates,

•	The risk that the Twin Oaks power plant will not be successfully integrated into PNMR,

•	Conditions in the financial markets affecting PNMR’s permanent financing for the Twin Oaks power plant acquisition,

•	Weather, including impacts on PNMR and its subsidiaries of hurricanes in the Gulf Coast region,

•	Water supply,

•	Changes in fuel costs,

•	Availability of fuel supplies,

•	The effectiveness of risk management and commodity risk transactions,

•	Seasonality and other changes in supply and demand in the market for electric power,

•	Variability of wholesale power prices and natural gas prices,

•	Volatility and liquidity in the wholesale power markets and the natural gas markets,

•	Changes in the competitive environment in the electric and natural gas industries,

•	The performance of generating units, including PVNGS, and transmission systems,

•	The market for electrical generating equipment,

•	The ability to secure long-term power sales,

•	The risks associated with completion of generation, transmission, distribution and other projects, including construction delays and unanticipated cost overruns,

•	State and federal regulatory and legislative decisions and actions,

•	The outcome of legal proceedings,

•	Changes in applicable accounting principles, and

•	The performance of state, regional and national economies.

USE OF PROCEEDS

Unless we indicate otherwise in the prospectus supplement, we expect to use the net proceeds from the sale of the common stock for financing capital expenditures and future acquisitions, to refund or redeem debt and for other general corporate purposes. We will describe in the applicable prospectus supplement any specific allocation of the proceeds to a particular purpose that we have made at the date of such prospectus supplement. We will temporarily invest any net proceeds that we do not immediately use in short-term marketable securities.

DESCRIPTION OF COMMON STOCK

The following descriptions of our common stock and the relevant provisions of the articles of incorporation of PNM Resources, as amended through June 21, 2006 (our “Articles of Incorporation”), and by-laws are summaries and are qualified by reference to our Articles of Incorporation previously filed with the SEC as an exhibit to our Quarterly Report on Form 10-Q as filed August 9, 2006 for the quarter ended June 30, 2006 (incorporated by reference herein) and the by-laws previously filed with the SEC as an exhibit to our Current Report on Form 8-K as filed February 17, 2006 (incorporated by reference herein). The following also summarizes certain applicable provisions of the New Mexico Business Corporation Act and the New Mexico Public Utility Act and those summaries are qualified by reference to those Acts.

Our authorized capital stock consists of 120,000,000 shares of common stock, no par value and 10,000,000 shares of preferred stock, no par value. As of August 1, 2006, 69,592,245 shares of our common stock were outstanding and no shares of our preferred stock have been issued to date.

Dividend Rights

After giving effect to any prior rights of our preferred stock, if any should become outstanding, we will pay dividends on our common stock as determined by our Board of Directors (the “Board”) out of legally available funds. Our ability to pay dividends depends primarily upon the ability of our subsidiaries to pay dividends or otherwise transfer funds to us. Various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances.

Voting Rights

Holders of common stock are entitled to one vote for each share held by them on all matters submitted to our shareholders. Holders of our common stock do not have cumulative voting rights in the election of directors. The New Mexico Business Corporation Act and our Articles of Incorporation and by-laws generally require the affirmative vote of a majority of the shares represented at a shareholder meeting and entitled to vote for shareholder action, including the election of directors. Under the New Mexico Business Corporation Act, some corporate actions, including amending the articles of incorporation and approving a plan of merger, consolidation or share exchange, require the affirmative vote of a majority of the outstanding shares entitled to vote, which could include, in certain circumstances, classes of preferred stock.

Our Articles of Incorporation limit the Board to designating voting rights for classes of preferred stock only (1) when dividends on the preferred stock are not paid, (2) when proposed changes to the Articles of Incorporation would adversely affect preferred shareholders’ rights and privileges or (3) if the Board issues a new series of preferred stock convertible into common stock and confers upon the holders of such convertible preferred stock the right to vote as a single class with holders of common stock on all matters submitted to a vote of holders of common stock at a meeting of shareholders other than for election of directors, with the same number of votes as the number of shares of common stock into which the shares of such preferred stock are convertible, provided that at all times the aggregate number of preferred stock outstanding with such voting rights is convertible into no more than 12 million shares of common stock.

Our Articles of Incorporation previously permitted our directors to create classes of directors in accordance with the bylaws. Previously, the bylaws provided for 3 classes of directors so that approximately one-third (1/3) of the directors were elected at each annual meeting to serve a 3-year term. In February 2006, the Board amended the bylaws to declassify the Board and provide for the annual election of all directors and adopted, subject to shareholder approval, amendments to revise Article VI of our Articles of Incorporation to eliminate the authority of the Board to classify itself by amending the bylaws. The Board has set the current number of directors at 9. In May 2006, the shareholders adopted these amendments.

Liquidation Rights

In the event we are liquidated or dissolved, either voluntarily or involuntarily, the holders of our preferred stock will have priority (after any of our creditors) with respect to the distribution of assets. After the holders of our preferred stock are paid their aggregate liquidation preference, the holders of our common stock will be entitled, subject to the rights, if any, of the holders of our preferred stock, to share ratably (according to the number of shares held by them) in all of our remaining assets available for distribution.

Preemptive Rights

The holders of our common stock do not have a preemptive right to purchase shares of our authorized but unissued shares, or securities convertible into shares or carrying a right to subscribe to or acquire shares, except under the terms and conditions as may be provided by our Board in its sole judgment.

Listing

Our common stock is listed on the New York Stock Exchange under the “PNM” symbol.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Mellon Investor Services, South Hackensack, New Jersey.

Certain Anti-takeover Matters

Our Articles of Incorporation and by-laws include a number of provisions that may have the effect of discouraging persons from acquiring large blocks of our stock or delaying or preventing a change in our control. The material provisions that may have such an effect include:

•	authorization for our Board to issue our preferred stock in series and to fix rights and preferences of the series (including, among other things, whether, and to what extent, the shares of any series will have voting rights, within the limitations described above, and the extent of the preferences of the shares of any series with respect to dividends and other matters);

•	advance notice procedures with respect to any proposal other than those adopted or recommended by our Board; and

•	provisions specifying that only a majority of the Board, the chairman of the Board, the president or holders of not less than one-tenth of all our shares entitled to vote may call a special meetings of stockholders.

Under the New Mexico Public Utility Act, approval of the New Mexico Public Regulation Commission is required for certain transactions which may result in our change in control or exercise of control.

PLAN OF DISTRIBUTION

We may sell shares of our common stock, in or outside of the United States, to underwriters or dealers, through agents, directly to purchasers or through a combination of these methods. The applicable prospectus supplement will contain specific information relating to the terms of the offering, including, to the extent not otherwise included in the prospectus:

•	the name or names of any underwriters or agents;

•	the purchase price of the common stock;

•	our net proceeds from the sale of the common stock;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

By Underwriters

If underwriters are used in the sale, the shares of common stock will be acquired by the underwriters for their own account. Underwriters may offer the common stock directly or through underwriting syndicates represented by one or more managing underwriters. The underwriters may resell the common stock in one or more transactions, including negotiated transactions, at a fixed public offering price, which may be changed, or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the shares of common stock will be subject to certain conditions. The initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

By Dealers

If dealers are used in the sale, unless otherwise specified in the applicable prospectus supplement, we will sell the shares of common stock to the dealers as principals. The dealers may then resell the common stock to the public at varying prices to be determined by the dealers at the time of resale. The applicable prospectus supplement will contain more information about the dealers, including the names of the dealers and the terms of our agreement with them.

By Agents and Direct Sales

We may sell the shares of common stock directly to the public, without the use of underwriters, dealers or agents. We may also sell the common stock through agents we designate from time to time. The applicable prospectus supplement will contain more information about the agents, including the names of the agents and any commission we agree to pay the agents.

We also may engage a broker-dealer from time to time to act as agent or principal for the offer of our common stock in one or more placements pursuant to a distribution agreement. If we and the broker-dealer agree, we will sell to the broker-dealer as agent or as principal, and the broker-dealer will seek to solicit offers to purchase on an agency basis and/or will purchase on a principal basis, our common stock. The number and purchase price (less an underwriting discount) of the shares we sell to the broker-dealer will be mutually agreed on the relevant trading day. The common stock sold under the distribution agreement will be sold at prices related to the prevailing market price for such securities, and therefore exact figures regarding the share price, proceeds that will be raised or commissions to be paid will be described in a prospectus supplement to this prospectus or in other filings made in accordance with and as permitted by the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act. The broker-dealer may make sales of our common stock pursuant to the distribution agreement in privately negotiated transactions and/or any other method permitted by law deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act including sales made on the New York Stock Exchange, the current trading market for our common stock.

General Information

Underwriters, dealers and agents that participate in the distribution of the common stock may be deemed underwriters as defined in the Securities Act, and any discounts or commissions we pay to them and any profit made by them on the resale of the common stock may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation from us will be described in the applicable prospectus supplement.

We may agree with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for, us in the ordinary course of their businesses.

LEGAL MATTERS

Certain legal matters in connection with the offering of the common stock will be passed upon for us by Charles L. Moore, Esq., Associate General Counsel, and certain other matters will be passed upon for us by Troutman Sanders LLP. Underwriters’ counsel will render an opinion as to the validity of the common stock for any underwriters, dealers, purchasers or agents.

EXPERTS

The consolidated financial statements, the related financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference to PNM Resources, Inc.’s Annual Report on Form 10K/A for the year ended December 31, 2005, filed August 8, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and financial statement schedules and include explanatory paragraphs regarding the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003, and Financial Accounting Standards Board Financial Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations in 2005, the change in actuarial valuation measurement date for the pension plan and other post-retirement benefits from September 30 to December 31 during 2003, PNM Resources, Inc.’s acquisition of TNP Enterprises, Inc. in 2005, and the disclosures regarding the allocation of goodwill among the acquired entities being restated, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting but note the exclusion from Management’s Annual Report on Internal Control Over Financial Reporting of an assessment of the internal control over financial reporting at TNP Enterprises, Inc., and its subsidiaries, which were acquired on June 6, 2005, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable in connection with the distribution of the securities being registered. All amounts are estimated.

Amount to be Paid
SEC registration fee*	$0
Printing fees	15,000
Legal fees and expenses	200,000
Accounting fees and expenses	250,000
Miscellaneous	1,000

Total	$466,000

*	In accordance with Rules 456(b) and 457(r), we are deferring payment of all of the registration fee.

Item 15.	Indemnification of Directors and Officers.

Section 6 of Article II of PNM Resources, Inc.’s Bylaws contains the following provisions with respect to indemnification of directors and officers:

Each person serving as a director or an officer of the Corporation, or, at the request of the Corporation, as a director or an officer of any other company in which the Corporation has a financial interest and regardless of whether or not the person is then in office, and the heirs, executors, administrators and personal representatives of the person, shall be indemnified by the Corporation to the full extent of the authority of the Corporation to so indemnify as authorized by New Mexico law.

Section 53-11-4.1 of the Business Corporation Act of the State of New Mexico provides that a corporation shall have power to indemnify any person made (or threatened to be made) a party to any proceeding (whether threatened, pending or completed) by reason of the fact that the person is or was a director (or, while a director, is or was serving in any of certain other capacities) if: (1) the person acted in good faith; (2) the person reasonably believed: (a) in the case of conduct in the person’s official capacity with the corporation, that the person’s conduct was in its best interests; and (b) in all other cases, that the person’s conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, the person had no reasonable cause to believe the person’s conduct was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding, but may be limited or unavailable with respect to certain proceedings. In some instances, indemnification of a director may be mandatory or, upon the application of a director, may be ordered by a court. Reasonable expenses incurred by a director may, under certain circumstances, be paid or reimbursed in advance of a final disposition of a proceeding. Unless limited by its articles of incorporation, a corporation may (or, as the case may be, shall) indemnify and advance expenses to an officer of the corporation to the same extent as to a director under Section 53-11-4.1. Also, unless limited by its articles of incorporation, a corporation has: (1) the power to indemnify and to advance expenses to an employee or agent of the corporation to the same extent that it may indemnify and advance expenses to directors under the statute; and (2) additional power to indemnify and to advance reasonable expenses to an officer, employee or agent who is not a director to such further extent, consistent with law, as may be provided by its articles of incorporation, by-laws, general or specific action of its Board of Directors, or contract.

Section 53-11-4.1 was amended in 1987 to provide that the indemnification authorized thereunder shall not be deemed exclusive of any rights to which those seeking indemnification may be entitled under the articles of incorporation, the by-laws, an agreement, a resolution of shareholders or directors or otherwise. We have entered into agreements with each director and officer which provide for indemnification of directors and officers to the fullest extent permitted by law including advancement of litigation expenses where appropriate. The agreements provide for the appointment of a reviewing party by the Board of Directors to make a determination whether claimed indemnification is permitted under applicable law.

Insurance is maintained on a regular basis (and not specifically in connection with this offering) against liabilities arising on the part of directors and officers out of their performance in such capacities or arising on the part of PNM Resources, Inc. out of its foregoing indemnification provisions, subject to certain exclusions and to the policy limits.

Item 16.	Exhibits and Financial Statement Schedules.

The following exhibits are included herein or incorporated herein by reference:

Exhibit Number	Exhibit Description
1.1	Equity Distribution Agreement dated as of August 18, 2006 by and among PNM Resources, Inc., Robert W. Baird & Co. Incorporated, RBC Capital Markets Corporation and Wells Fargo Securities, LLC.

5.1	Opinion of Charles L. Moore

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of Charles L. Moore (included in Exhibit 5.1 to this Registration Statement)

23.3	Consent of Troutman Sanders LLP

24.1	Power of Attorney (included on page II-5 of this Registration Statement)

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albuquerque, State of New Mexico, on August 18, 2006.

PNM RESOURCES, INC.

By:	/s/ JEFFRY E. STERBA
Jeffry E. Sterba
Chairman, President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Jeffry E. Sterba, Charles N. Eldred and Wendy A. Carlson, and each of them acting individually, as his or her attorney-in-fact, each with full power of substitution, for him or her any and all capacities, to sign any and all amendments (including, without limitation, post-effective Amendments and any amendments or abbreviated registration statements increasing the amount of securities for which registration is being sought) to this registration statement, with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JEFFRY E. STERBA Jeffry E. Sterba	Chairman, President and Chief Executive Officer; Director (Principal Executive Officer)	August 18, 2006

/s/ CHARLES N. ELDRED Charles N. Eldred	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	August 18, 2006

/s/ THOMAS G. SATEGNA Thomas G. Sategna	Vice President and Corporate Controller (Principal Accounting Officer)	August 18, 2006

/s/ ADELMO E. ARCHULETA Adelmo E. Archuleta	Director	August 18, 2006

/s/ JULIE A. DOBSON Julie A. Dobson	Director	August 18, 2006

/s/ WOODY L. HUNT Woody L. Hunt	Director	August 18, 2006

/s/ CHARLES E. MCMAHEN Charles E. McMahen	Director	August 18, 2006

Signature	Title	Date

/s/ MANUEL T. PACHECO Manuel T. Pacheco	Director	August 18, 2006

/s/ ROBERT M. PRICE Robert M. Price	Director	August 18, 2006

/s/ BONNIE S. REITZ Bonnie S. Reitz	Director	August 18, 2006

/s/ JOAN B. WOODARD Joan B. Woodard	Director	August 18, 2006